Exhibit 10.1

August 12, 2022

Mr. David Kretschmer

7238 Shagbark lane

College Grove, TN 37046

Dear David:

This letter confirms our offer to you for the position of Interim Chief Financial Officer of Akumin Inc. (the “Company”} and its affiliates. Your annual base salary will be $450,000 per year, paid bi-weekly by Akumin Corp. (a wholly-owned subsidiary of the Company). In this position, you will report directly to Riadh Zine, the Chairman and Chief Executive Officer. Your anticipated start date is August 12, 2022.

You will be eligible to participate in the cash Management Incentive Plan (MIP) of the Company. The incentive target bonus will be commensurate with other senior management level MIP targets payable as defined under the provisions of the plan and applicable terms and conditions. Incentive targets and criteria are subject to change in accordance with Company policy. Please note that your MIP payment for 2022 will be prorated. For your information, the MIP for 2021 had an incentive target bonus equal to 75% of salary for the current Chief Financial Officer.

In addition, you will be eligible to receive Long Term Incentive Plan (LTIP) grants which would be consistent with other senior management at your level. Please note that the LTIP is expected to be granted by way of Restricted Stock Units (RSUs) in Akumin Inc., the publicly traded entity. Annual grants are subject to discretion of the Board.

You are also eligible for all company benefits, subject to the terms and conditions of each program. You will be required to execute the Company’s standard Confidentiality & Non-Solicitation Agreement as a condition to commencement of employment.

Either you or the Company may end the employment relationship at any time, with or without cause or advance notice. The Company is an at-will employer; therefore, this letter does not constitute an employment contract.

If you agree with the terms in this letter, please accept this offer electronically by no later than 5 pm (EST) on August 12, 2022. If you have any questions, please feel free to contact me at (416) 566-3881.

David, I am very excited to invite you to join us here at Akumin. As you know, our team members are talented, highly motivated professionals. We are committed to being a patient-centric and a premier hospital partner organization.

I look forward to receiving your acceptance and welcoming you as a member of the Akumin Team!

Warmest regards,

Riadh Zine

Chairman and Chief Executive Officer

Akumin Inc.

ACKNOWLEDGEMENT: I accept the offer of the position of Interim Chief Financial Officer.

8/12/22
David Kretschmer	Date